Exhibit j(3)

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference constituting part of this Post-Effective Amendment No. 79 to the Registration Statement No. 2-61760 on Form N-1A of Fidelity Capital Trust: Fidelity Small Cap Selector, of our report dated December 3, 1999 appearing in the Annual Report to Shareholders of Fidelity Small Cap Selector for the year ended October 31, 1999.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such registration statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts
December 20, 1999